Exhibit 10.54

THE AXA EQUITABLE POST-2004 VARIABLE DEFERRED

COMPENSATION PLAN FOR DIRECTORS

ARTICLE 1

PURPOSE

1.1 Purpose. The purpose of The AXA Equitable Post-2004 Variable Deferred Compensation Plan for Directors (the “Plan”) is to provide a means whereby AXA Equitable Life Insurance Company (hereinafter referred to as the “Company”), and Affiliates (as defined in Article 2) that adopt the Plan pursuant to Section 1.2, may allow certain members of their Board(s) of Directors to defer the receipt of their compensation on a tax-favored basis.

1.2 Adoption of the Plan. With the Company’s consent, an Affiliate may adopt and join the Plan as an Employer (as defined in Article 2) for the benefit of its Directors (as defined in Article 2). Such Affiliate shall assume the sole responsibility for the obligations of this Plan with respect to its Directors by executing an adoption and joinder agreement satisfactory in its form and terms to the Company (or in accordance with such other procedures as the Company may from time to time permit). An Affiliate shall cease to be an Employer under the Plan on a date specified by the Company pursuant to the terms of the adoption and joinder agreement or, if no such date is so specified, on the date such Employer has no remaining obligations to its Directors under the Plan. In the event that an Affiliate shall cease to be an Employer, all obligations incurred by such Affiliate with respect to its Directors under the Plan prior to the date it ceases to be an Employer shall continue to be the sole responsibility of that Affiliate.

ARTICLE 2

DEFINITIONS

Affiliate. “Affiliate” means any firm, partnership or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another firm, partnership or corporation.

Beneficiary. “Beneficiary” means the person or persons designated as such in accordance with Section 9.2.

Board. “Board” means, collectively, the Board of Directors of the Company and the Board(s) of Directors of any Affiliate(s) that adopt and join the Plan pursuant to Section 1.2, as constituted from time to time, provided, however, that where the context otherwise requires, “Board” shall mean one or the other of such entities.

Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Committee. “Committee” means the Administrative Committee established by the Executive Vice President of Human Resources of the Company to administer the employee benefit plans of the Company.

Company. “Company” means AXA Equitable Life Insurance Company.

Director. “Director” means a member of the Board.

Distribution Account. “ Distribution Account” or “Account” means, with respect to a Participant, the account established pursuant to Section 5.1.

Earnings Crediting Options. “Earnings Crediting Options” means the options elected by the Participant from time to time pursuant to which earnings are credited to the Participant’s Distribution Account.

Effective Date. “Effective Date” means the effective date of the Plan which is November 11, 2004.

Eligible Director. “Eligible Director” means a Director who is not an Employee, and shall not include a Director who (a) is employed by AXA, or an affiliate thereof, and (b) does not receive compensation for services as a Director.

Employee. “Employee” means any person employed by the Company and/or its Affiliates on a regular full-time salaried basis or who is an officer of the Company and/or its Affiliates.

Employer. “Employer” means each of the Company and any Affiliates that adopt and join the Plan pursuant to Section 1.2.

Enrollment Agreement. “Enrollment Agreement” means the authorization form which an Eligible Director files with the Committee or its designee to participate in the Plan.

Fees. “Fees” means with respect to a Participant for any Plan Year the total of all meeting fees earned by such Participant in connection with the Participant’s Service as a Director during the Plan Year, before reduction pursuant to this Plan or any other plan or agreement of an Employer whereby such compensation is reduced to provide benefits to the Participant, and excluding any other compensation, payments and/or reimbursements.

Grandfathered Participant. “Grandfathered Participant” means a Participant who was a Director on or before March 30, 2002.

Participant. “Participant” means an Eligible Director who has filed a completed and executed Enrollment Agreement with the Committee or its designee and is participating in the Plan in accordance with the provisions of Article 4.

Plan. “Plan” means The AXA Equitable Post-2004 Variable Deferred Compensation Plan for Directors, as amended from time to time.

Plan Year. “Plan Year” means the calendar year provided, however, that the 2004 Plan Year shall commence on the Effective Date and shall end on December 31, 2004.

Retainer. “Retainer” means with respect to a Participant for any Plan Year the annual retainer earned by such Participant in connection with the Participant’s Service as a Director during the Plan Year, before reduction pursuant to this Plan or any other plan or agreement of an Employer whereby such compensation is reduced to provide benefits to the Participant, and excluding any other compensation, payments and/or reimbursements.

Separation From Service. “Separation From Service” means separation from service as defined in Code Section 409A and the regulations thereunder.

Service. “Service” means the period of time during which an individual performs services as a Director.

ARTICLE 3

ADMINISTRATION OF THE PLAN

The Committee is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to construe and interpret the Plan and to determine the rights, if any, of Participants and Beneficiaries under the Plan. The Committee’s resolution of any matter concerning the Plan shall be final and binding upon any Participant and Beneficiary affected thereby.

ARTICLE 4

PARTICIPATION

4.1. Election to Participate. An Eligible Director may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee or its designee prior to the beginning of such Plan Year. Pursuant to said Enrollment Agreement, the Eligible Director shall irrevocably elect the percentages, in whole percentages up to and including 100 percent, but not less than ten (10) percent, by which the Retainer and/or Fees earned by such Eligible Director for the Plan Year will be reduced, and shall provide such other information as the Committee or its designee shall require.

4.2 New Directors. Notwithstanding the requirements of Section 4.1, an individual who first becomes an Eligible Director after the start of a Plan Year may enroll in the Plan to the extent permitted by Code Section 409A by filing a completed and fully executed Enrollment Agreement with the Committee or its designee for such Plan Year within 30 days following the date on which such individual first becomes an Eligible Director, provided that any election to defer Retainer and/or Fees shall apply only to such amounts as are earned by the Eligible Director after the date on which the Enrollment Agreement is filed.

4.3 2005 Elections. Notwithstanding the requirements of Sections 4.1 and 4.2, Participants could elect prior to December 15, 2005 to cancel any deferral elections related to Retainers and/or Fees earned and vested after January 1, 2005 and, if such amounts had already been credited to an Account under the Plan, receive a distribution of such amounts (and any earnings thereon) on or prior to December 31, 2005.

ARTICLE 5

DISTRIBUTION ACCOUNTS

5.1 Distribution Accounts. The Committee or its designee shall establish and maintain one Distribution Account with respect to a Participant. The amount by which a Participant’s Retainer and/or Fees are reduced pursuant to Sections 4.1 and 4.2 shall be credited to the Participant’s Distribution Account no later than the first day of the month following the month in which such Retainer and/or Fees would otherwise have been paid. The Participant’s Distribution Account shall be reduced by the amount of any payments made to the Participant or the Participant’s Beneficiary pursuant to this Plan. A Participant may not allocate any deferrals to his or her Distribution Account for a Plan Year if payments have commenced from such Account or are scheduled to commence in that Plan Year.

5.2 Earnings on Distribution Accounts. A Participant’s Distribution Account shall be credited with earnings (positive or negative) in accordance with the Earnings Crediting Options elected by the Participant from time to time. A Participant may allocate his or her Distribution Account among the Earnings Crediting Options available under the Plan only in whole percentages of not less than five (5) percent. The rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual performance of the corresponding investment portfolio of the Equitable Advisors Trust, an open-end management investment company under the Investment Company Act of 1940, as amended from time to time, and/or such other investment fund as the Committeeor its designee may designate from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges, but not 12b-1 fees, as determined by the Committee or its designee. Notwithstanding the foregoing, the Committee or its designee reserves the right, on a prospective basis, to add or delete Earnings Crediting Options, or to disregard Participants’ investment allocations and credit their Distribution Accounts with a fixed rate of interest determined in the Committee’s or its designee’s sole discretion, provided, however, that any such change in the Earnings Crediting Options available under the Plan, including the crediting of a fixed rate of interest in place of Participants’ investment allocations, will only affect the rate at which earnings will be credited to a Participant’s Distribution Account in the future, and will not affect the value of a Participant’s existing Distribution Account, including any earnings credited under the Plan up to the date of such change.

5.3 Investments by Employers. Notwithstanding that the rates of return (positive or negative) credited to a Participant’s Distribution Account under the Earnings Crediting Options are based upon the actual performance of the corresponding portfolios of the Equitable Advisors Trust, and/or such other investment funds as the Committee or its designee may designate, no Employer shall be obligated to invest any Retainer and/or Fees deferred by Participants under this Plan, or any other amounts, in such portfolios or in any other investment funds.

5.4 Changes in Earnings Crediting Options. A Participant, or in the case of the Participant’s death, the Participant’s Beneficiary, may change the Earnings Crediting Options to which the Participant’s Distribution Account is allocated at any time. Each such change may include (a) reallocation of the Participant’s Account, and/or (b) change in investment allocation of amounts to be credited to the Participant’s Account in the future, as the Participant or Beneficiary may elect. Notwithstanding the foregoing, the Participant’s or Beneficiary’s ability to change the Earnings Crediting Options to which the Participant’s Distribution Account is allocated may be limited in such manner as deemed reasonable by the Committee or its designee.

5.5 Valuation of Accounts. The value of a Participant’s Distribution Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted from such Account.

5.6 Statement of Accounts. The Committee or its designee shall provide to each Participant, not less frequently than semiannually, a statement in such form as the Committee or its designee deems desirable setting forth the balance standing to the credit of the Participant in the Participant’s Distribution Account.

5.7 Distributions from Accounts. Any distribution made to or on behalf of a Participant from a Distribution Account in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

ARTICLE 6

PAYMENTS TO PARTICIPANTS

6.1 Commencement of Payments. Subject to Sections 7.1, 7.3, 9.17 and 9.18 and Article 8, distribution of a Participant’s Distribution Account shall commence in any July or December following the year of deferral, provided that distributions must commence by either the first July or first December following the Participant’s attainment of age 70 (72 in the case of a Grandfathered Participant), as elected by the Participant in the Enrollment Agreement pursuant to which such Distribution Account was established or as subsequently elected by the Participant in accordance with Section 9.3.

6.2 Form of Payments. Payments from a Participant’s Distribution Account under Sections 6.1, 7.1 or 7.3 shall be made (a) in a lump sum, or (b) annual installments over consecutive years, as elected by the Participant in the Enrollment Agreement pursuant to which such Distribution Account was established or as subsequently elected by the Participant in accordance with Section 9.3. Any lump-sum benefit payable in accordance with this paragraph shall be paid in an amount equal to the value of such Distribution Account as of the last business day of the calendar month immediately preceding the date of payment. Annual installment payments, if any, shall be in an amount specified by the Participant in the Enrollment Agreement pursuant to which such Account was established, or as subsequently specified by the Participant in accordance with Section 9.3, and expressed as either (i) a dollar amount or (ii) as a percentage of the value of the Account provided, however, that (i) if the Participant specifies a dollar amount, such installment will be limited to the lower of such amount and the value of the Account as of the last business day of the month preceding the date of payment and (ii) if the Participant specifies a percentage of the value of the Account, the value of the Account will be measured as of the last business day of the month preceding the date of payment. If the Participant does not specify an annual installment amount, the annual installment shall be in an amount equal to the value of such Distribution Account as of the last business day of the month preceding the date of payment divided by the number of annual installments remaining.

ARTICLE 7

DEATH AND SEPARATION FROM SERVICE

7.1 Death Prior to Specified Month and Separation From Service. Subject to Article 8 and Sections 9.17 and 9.18, in the case of a Participant who dies prior to the month specified by the Participant in accordance with Section 6.1 and the Participant’s Separation From Service, payment of such Participant’s Distribution Account shall commence in the earlier of the first July and the first December following the date that is fifteen months following the Participant’s death or as elected by the Participant’s Beneficiary in accordance with Section 9.3.

7.2 Death After Specified Month or Separation From Service. Subject to Article 8 and Sections 9.17 and 9.18, in the case of a Participant who dies after the month specified by the Participant in accordance with Section 6.1 or after the Participant’s Separation From Service, payments shall be made to the Participant’s Beneficiary at such times and in such amounts as they would have been paid to the Participant had the Participant survived.

7.3 Separation From Service. Subject to Sections 9.17 and 9.18 and Article 8, if a Participant Separates From Service prior to the month specified by the Participant in 6.1 and the Participant’s death, payments from the Participant’s Distribution Account shall commence in the earlier of the first July and the first December following the date that is fifteen months following the Participant’s Separation from Service or as elected by the Participant in accordance with Section 9.3.

7.4 Election Priority. If a Participant’s Separation from Service and Death occur simultaneously, the Participant’s Distribution Accounts shall be distributed in accordance with the Plan rules and election(s) applicable to the Participant’s Death.

ARTICLE 8

EMERGENCY WITHDRAWAL

In the event that the Committee or its designee, upon written request of a Participant or, in the case of a Participant’s death, the Participant’s Beneficiary, determines, in its sole discretion, that the Participant or Beneficiary has suffered an unforeseeable emergency as defined in Code Section 409A(a)(2)(B)(ii), the Participant’s Employer shall pay to the Participant or Beneficiary, as soon as practicable following such determination, an amount necessary to meet the emergency, after deducting any and all withholding taxes as may be required pursuant to Section 9.9, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s or Beneficiary’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) (the “Emergency Benefit”). Emergency Benefits shall be paid from the Participant’s Distribution Account, to the extent the balance of the Distribution Account is sufficient to meet the emergency. With respect to that portion of any Distribution Account which is distributed as an Emergency Benefit, in accordance with this Article, no further benefits shall be payable to a Participant or Beneficiary under the Plan. Notwithstanding anything in this Plan to the contrary, any deferral election in effect for a Participant who receives an Emergency Benefit shall be cancelled.

ARTICLE 9

MISCELLANEOUS

9.1 Amendment and Termination. The Plan may be amended, suspended, discountinued or terminated at any time by the Board of the Company or by any other entity authorized by it, provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Account as of the effective date of such amendment, suspension, discontinuance or termination.

9.2 Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee or its designee and shall not be effective until received by the Committee or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

9.3 Changes of Elections. A Participant may change the time and form of payment from his or her Distribution Account as elected or specified under Sections 6.1, 6.2, 7.1 and 7.3 at any time prior to the commencement of payments from the Account by filing with the Committee or its designee a fully executed Enrollment Agreement or other form approved by the Committee or its designee (hereinafter, collectively referred to as the “Change Form”) requesting the change in election, provided that: (i) any change will not take effect until at least twelve months after the date the Change Form is filed with the Committee or its designee, (ii) in the case of a change related to a payment that is not based on death, the change must provide that the first payment with respect to which the change is made will be deferred for a period of not less than 5 years from the date such payment would otherwise have been made, (iii) in the case of a change related to a distribution based on a specified date (or pursuant to a fixed schedule), any change may not be made less than 12 months prior to the date of the scheduled payment and may not result in payment commencing later than the first July or the first December following the Participant’s attainment of age 70 (72 in the case of a Grandfathered Participant), (iv) in the case of a payment based on Separation from Service or death, no changes may be made until after Separation from Service or death, as applicable, and (v) in the case of a payment based on Separation from Service or death, no change may result in payment commencing later than the first July or December following the later of: (A) the Participant’s age 70 (72 in the case of a Grandfathered Participant) or, in the case of a Participant’s death prior to such age, the date the Participant would have attained that age and (B) 75 months following the Participant’s Separation from Service or death, as applicable. For this purpose, all installment payments from a Distribution Account are treated as a single payment. Notwithstanding the foregoing, Participants were permitted to change the time and form of payment from their Accounts any time on or prior to December 31, 2008 by meeting IRS transition rules under Code Section 409A rather than the requirements of this Section. In the case of a Participant’s death prior to the month specified by the Participant in accordance with Section 6.1 and the Participant’s Separation From Service, the Participant’s Beneficiary may change the time and form of payment from the Participant’s Distribution Account in accordance with the rules of this Section and Section 6.2.

9.4. Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in Service as a Director, nor shall it interfere with the rights of an Employer to terminate the Service of any Participant on the Board and/or to take any other action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

9.5 No Limitation on Corporation Actions. Nothing contained in the Plan shall be construed to prevent an Employer and/or its Affiliates from taking any corporate action which is deemed by them to be appropriate or in their best interest. No Participant, Beneficiary or other person shall have any claim against an Employer and/or its Affiliates as a result of any such action.

9.6 Obligations to an Employer and its Affiliates. An Employer may offset any amounts to which a Participant is entitled under the Plan by the amount of any indebtedness and related interest owed by such Participant to the Employer or any one of its affiliates to the extent permitted by applicable law or, if lower, to the extent permitted without creating adverse tax consequences to the Participant under Code Section 409A.

9.7 Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan. An Employer’s obligations under this Plan are not assignable or transferable except to (a) a corporation which acquires all or substantially all of the Employer’s assets or (b) any corporation into which the Employer may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

9.8 Protective Provisions. Each Participant shall cooperate by furnishing any and all information requested in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Committee or its designee may deem necessary and taking such other relevant action as may be requested. If a Participant refuses to cooperate, the Participant’s Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant’s Distribution Account.

9.9 Withholding Taxes. An Employer may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation of any governmental authority, whether foreign, Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or the Participant’s Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

9.10 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. Benefits payable to a Participant hereunder shall be payable out of the general assets of the Participant’s Employer, and no segregation of any assets whatsoever for such benefits shall be made. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Participant’s Employer.

9.11 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

9.12 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

9.13 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

9.14 Gender, Singular & Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.15 Notice. Any notice or filing required or permitted to be given to the Committee or its designee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail.

9.16 Code Section 409A. It is intended that this Plan shall comply with the provisions of Code section 409A and the Treasury regulations thereunder so as not to subject Participants to the payment of additional taxes and interest under Code Section 409A. Any provision of this Plan that is inconsistent with this intent shall be void to the minimum extent necessary to permit this intent to be fulfilled. All interpretations of this Plan shall be consistent with this intent. Any action by the Committee that it is inconsistent with this intent shall be void and without effect to the minimum extent possible (if any) that will allow this intent to be fulfilled. If the failure to take an action under the Plan would cause the Plan to violate Code Section 409A, then to the extent it is possible thereby to avoid a violation of Code Section 409A, it is intended that the rights and effects under the Plan be altered to avoid such outcome. In all cases, the provisions of this Section shall apply to the maximum extent permissible under Code Section 409A and notwithstanding any contrary provision of the Plan that is not contained in this Section.

9.17 Income Inclusion under 409A. If a portion of a Participant’s Distribution Account is required to be included in income under Code Section 409A, such portion shall be distributed immediately to the Participant.

9.18 Domestic Relations Order. Distributions may be made from Accounts as necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

ARTICLE 10

SIGNATURE

This Plan, originally adopted and approved as of November 11, 2004 and amended on November 10, 2005 and November 16, 2006, is hereby amended and restated as of November 1, 2008.

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